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Exhibit 99.2
Wednesday May 8, 2002 2:29 pm Eastern Time
Press Release

SOURCE: Herbalife International, Inc.

         Herbalife Files Preliminary Proxy Statement

LOS ANGELES--(BUSINESS WIRE)--May 8, 2002--Herbalife International, Inc. (Nasdaq:HERBA - news; Nasdaq:HERBB - news): Los Angeles Superior Court Issues Orders Approving Petitions Filed by Trustees of Mark Hughes Family Trust and Executors of Mark Hughes Estate Seeking Instructions to Vote in Favor of Proposed Merger Transaction and Sell Shares of Herbalife Common Stock Under the Merger Transaction

Herbalife International, Inc. (Nasdaq:HERBA - news; Nasdaq:HERBB - news) announced today that on May 7, 2002, the Company filed a preliminary proxy statement with the SEC regarding its 2002 Annual Meeting of Stockholders. The Company's stockholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger by which the Company would become a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd. in a transaction previously announced by the Company on April 10, 2002.

The Company also announced it had received a copy of two orders issued on May 7, 2002, by a Los Angeles Superior Court approving the petitions previously filed by the Trustees of the Mark Hughes Family Trust and the Executors of the Mark Hughes Estate in which they sought instructions to vote in favor of the proposed merger transaction and to sell in the merger shares of Herbalife common stock held by the Trust and Estate, respectively. Collectively, the Trust and Estate own directly and indirectly approximately 54.9% of the Company's voting shares.

About Herbalife International, Inc.
Founded in 1980 as a California limited partnership, Herbalife has become one of the largest weight management and nutritional supplement firms in the world. The Company offers a wide range of weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle. As of March 31, 2002, the Company conducted business in 54 countries in the Asia/Pacific Rim, Europe and the Americas. The Company's products are marketed primarily through a network marketing system comprising approximately one million distributors.

This document includes forward-looking statements which may involve material risks and uncertainties that could cause actual results and events to differ materially from those set forth in the forward-looking statements, including the possibility the proposed merger transaction discussed above will not be consummated as well as those risks and uncertainties discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and other reports filed by the Company with the Securities and Exchange Commission.